Exhibit (a)(1)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                         Catherines Stores Corporation
                                       at
                              $21.00 Net Per Share
                                       by
                             Rose Merger Sub, Inc.
                           a wholly owned subsidiary
                                       of
                             Charming Shoppes, Inc.

-------------------------------------------------------------------------------
              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
 NEW YORK CITY TIME, ON THURSDAY, JANUARY 6, 2000, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------


THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES") OF CATHERINES STORES CORPORATION (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES THEN OWNED BY ROSE MERGER SUB, INC., A WHOLLY OWNED SUBSIDIARY OF CHARMING SHOPPES, INC. (THE "PARENT"), AND PARENT WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR TERMINATED.

                            -----------------------

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER AND MERGER, DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS TENDER THEIR SHARES PURSUANT TO THE OFFER.

                            -----------------------

     Any shareholder desiring to tender Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it with the certificate(s) representing tendered Shares and all other required documents to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares.

     Any shareholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, brokers, dealers, commercial banks or trust companies.

                            -----------------------

                      The Dealer Manager for the Offer is:

                            LAZARD FRERES & CO. LLC
                              30 Rockefeller Plaza
                            New York, New York 10020
                         (212) 632-6717 (Call Collect)

November 19, 1999

                            -----------------------
                               TABLE OF CONTENTS
                            -----------------------

                                                                            Page
                                                                            ----


1.   Terms of the Offer; Expiration Date......................................2
2.   Acceptance for Payment and Payment.......................................3
3.   Procedure for Tendering Shares...........................................3
4.   Withdrawal Rights........................................................5
5.   Certain Tax Considerations...............................................6
6.   Price Range of Shares; Dividends.........................................7
7.   Certain Information Concerning the Company...............................7
8.   Certain Information Concerning Purchaser and Parent......................9
9.   Source and Amount of Funds..............................................11
10.  Background of the Offer; Past Contacts, Transactions or
       Negotiations with the Company.........................................11
11.  The Merger Agreement; Other Agreements..................................13
12.  Purpose of the Offer; Plans for the Company.............................23
13.  Effect of the Offer on the Market for the Shares;
       Stock Exchange Listing(s); Registration
       under the Exchange Act................................................24
14.  Dividends and Distributions.............................................25
15.  Extension of Tender Period; Termination; Amendment......................25
16.  Certain Conditions of the Offer.........................................26
17.  Certain Legal Matters; Regulatory Approvals.............................28
18.  Fees and Expenses.......................................................29
19.  Miscellaneous...........................................................29

Schedule I     Directors and Executive Officers of Parent

To the Holders of Common Stock of
     CATHERINES STORES CORPORATION:


                                  INTRODUCTION

     Rose Merger Sub, Inc., a Tennessee corporation ("Purchaser") and a wholly-owned subsidiary of Charming Shoppes, Inc., a Pennsylvania corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, $0.01 par value (the "Shares"), of Catherines Stores Corporation, a Tennessee corporation (the "Company"), at $21.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser will pay all charges and expenses of Lazard Freres & Co. LLC (the "Dealer Manager" or "Lazard Freres"), ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and Georgeson Shareholder Communications Inc. (the "Information Agent") incurred in connection with the Offer. See Section 18.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER AND THE MERGER, DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS TENDER THEIR SHARES PURSUANT TO THE OFFER.

     J.C. BRADFORD & CO., LLC ("J.C. BRADFORD"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF NOVEMBER 12, 1999, THE $21.00 IN CASH TO BE RECEIVED BY THE HOLDERS OF SHARES IN THE OFFER AND THE MERGER IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. THE FULL TEXT OF THE WRITTEN OPINION OF J.C. BRADFORD CONTAINING THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE SCOPE OF THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION AS WELL AS THE LIMITATIONS OF SUCH OPINION IS INCLUDED WITH THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH IS BEING MAILED TO SHAREHOLDERS CONCURRENTLY HEREWITH. SHAREHOLDERS ARE URGED TO READ THE FULL TEXT OF SUCH OPINION IN CONJUNCTION WITH THIS OFFER.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as hereinafter defined) a number of Shares which, together with the Shares then owned by Purchaser and Parent, would represent at least a majority of the total number of outstanding Shares on a fully diluted basis (the "Minimum Tender Condition") and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or terminated.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of November 15, 1999 (the "Merger Agreement") among the Company, Parent and Purchaser. The Merger Agreement provides, among other things and in accordance with the applicable provisions of the Tennessee Business Corporation Act ("Tennessee Law"), that as soon as practicable after the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each outstanding Share (other than Shares held by the Company as treasury stock and Shares held by Parent or any subsidiary) will be converted into a right to receive $21.00 in cash or any higher price per Share that may be paid in the Offer, without interest. See
Section 11.

     According to the Company, as of the close of business on November 17, 1999, there were outstanding 6,821,196 Shares and options to purchase 1,081,284 Shares. Based upon the foregoing, there were approximately 7,902,480 Shares outstanding on a fully diluted basis. Neither Parent nor Purchaser nor any person listed on

Schedule I beneficially owns any Shares. Accordingly, Purchaser believes that the Minimum Tender Condition would be satisfied if approximately 3,951,241 Shares are validly tendered pursuant to the Offer and not withdrawn.

     Under Tennessee Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to effect the Merger without a vote of the Company's shareholders. In such event, Parent, Purchaser and the Company have agreed to take, at Parent's request, all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer without a meeting of shareholders of the Company in accordance with Tennessee Law. There can be no assurance that Purchaser will acquire 90% of the outstanding Shares.

     Under Tennessee law, holders of Shares do not have dissenter's rights as a result of either the Offer or the Merger.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      1. Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions set forth in the Offer, Purchaser will accept for payment and pay for all Shares that are validly tendered by the Expiration Date and not withdrawn as provided in Section 4. The term "Expiration Date" shall mean 5:00 P.M., New York City time, on Thursday, January 6, 2000, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is subject to certain conditions set forth in Section 16, including satisfaction of the Minimum Tender Condition and expiration or termination of the waiting period applicable to Purchaser's acquisition of Shares pursuant to the Offer under the HSR Act. If any such condition is not satisfied, Purchaser may (a) terminate the Offer and return all tendered Shares to tendering shareholders, (b) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (c) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn or (d) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. For a description of Purchaser's right to extend the period of time during which the Offer is open and to amend, delay or terminate the Offer, see Section 15.

     Purchaser is required to give oral or written notice of any extension, delay, termination or amendment of the Offer to the Depositary. Any such extension, delay, termination or amendment will also be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act.

     Under no circumstances will interest be paid on the consideration to be paid for the Shares, regardless of any extension of the Offer or delay in making such payment. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of a tendering shareholder to withdraw his or her Shares. See
Section 4.

     The Company has provided Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

      2. Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered by the Expiration Date and not withdrawn as soon as practicable after the later of the Expiration Date and the satisfaction or waiver of the conditions set forth in Section 16. In addition, Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares in order to comply in whole or in part with any applicable law. For a description of Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 15.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occur at different times.

     If Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering shareholder, as promptly as practicable following the expiration or termination of the Offer.

      3. Procedure for Tendering Shares. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary including an Agent's Message (as defined below) if the tendering shareholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as hereinafter defined) to and received by the

Depositary and forming a part of a book-entry confirmation which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Book Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. If the certificate for Shares is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or accepted for payment are to be issued, in the name of a person other than the registered holder(s), then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

          (c) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder and the delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, registered mail with return receipt requested, properly insured, is recommended.

     Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain shareholders pursuant to the Offer. In order to avoid such backup withholding, each tendering shareholder must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a shareholder is a non-resident alien or foreign entity not subject to back-up withholding, the shareholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payment.

     By executing a Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after November 15, 1999). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents granted by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such shareholder (and, if given or executed, will not be deemed to be effective). Such designees of Purchaser will be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the Offer, as well as the tendering shareholder's representation and warranty that (a) such shareholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such Shares complies with Rule 14e-4, and (c) such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

      4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 17, 2000 unless theretofore accepted for payment as provided in this Offer to Purchase. If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

     To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

      5. Certain Tax Considerations. Sales of Shares by shareholders of the Company pursuant to the Offer will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state and local and other tax laws.

     In general, a shareholder will recognize gain or loss equal to the difference between the tax basis of his or her Shares and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the shareholder and will be long-term gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares.

     The foregoing discussion may not apply to shareholders who acquired their Shares pursuant to the exercise of stock options or other compensation arrangements with the Company or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

     The tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, shareholders are urged to consult their tax advisors as to the specific tax consequences to them of the Offer, including the effects of applicable state, local or other tax laws.

      6. Price Range of Shares; Dividends. The Shares are traded on the National Market System of the National Association of Security Dealers, Inc. Automated Quotation System (the "NASDAQ National Market System"). The following table sets forth for the periods indicated the high and low sale prices per Share as reported on the NASDAQ National Market System. Bid prices represent quotations by dealers, do not reflect mark-ups, mark-downs or commissions and may not represent actual transactions.

                                                         High      Low
                                                        ------    ------
Fiscal Year Ended January 30, 1998
   First Quarter........................................$6.000    $4.641
   Second Quarter....................................... 5.000     3.125
   Third Quarter........................................ 6.875     4.250
   Fourth Quarter....................................... 7.375     5.688
Fiscal Year Ended January 30, 1999
   First Quarter........................................10.750     6.250
   Second Quarter.......................................10.875     6.875
   Third Quarter........................................ 9.500     6.000
   Fourth Quarter.......................................12.375     6.875
Current Fiscal Year
   First Quarter........................................10.500     7.000
   Second Quarter.......................................14.500     9.281
   Third Quarter........................................14.500    11.656
   Fourth Quarter (through November 12, 1999)...........13.125    12.125

     On November 12, 1999, the last full day of trading prior to the public announcement of the Merger Agreement and the transactions contemplated thereby, the reported closing sales price per Share on the NASDAQ National Market System was $12.375. On November 18, 1999, the last full day of trading prior to the commencement of the Offer, the reported closing sales price per Share on the NASDAQ National Market System was $19.813.

SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Company has not heretofore paid cash dividends.

      7. Certain Information Concerning the Company. The Company is a Tennessee corporation with its principal executive offices located at 3742 Lamar Avenue, Memphis, Tennessee 38118.

     According to the Company 10-K (as defined below) and the Company's press release dated November 15, 1999, the Company, through its wholly-owned subsidiaries, Catherines, Inc., Catherines of California, Inc. and Catherines of Pennsylvania, Inc., and through a limited partnership, Catherines Partners, L.P., is a leading specialty retailer of large-size women's apparel, operating 436 stores in 40 states and the District of Columbia. The Company operates four separate divisions with distinct merchandising concepts and marketing strategies.

     The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999 (the "Company 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999 (the "Company 10-Q"). More comprehensive financial information is included in such 10-K and 10-Q and the other documents filed by the Company with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements and notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                         CATHERINES STORES CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA


                                          Twenty-Six Weeks Ended                     Fiscal Year Ended
                                       -----------------------------   ---------------------------------------------
                                          July 31,        August 1,      January 30,    January 31,     February 1,
                                            1999            1998            1999            1998            1997
                                       -------------   -------------   -------------   -------------   -------------
                                                (unaudited)
Consolidated Statements of Income
Net Sales...........................   $ 158,633,264   $ 151,279,005   $ 295,278,011   $ 277,152,476   $ 268,001,571
Cost of sales, including buying
   and occupancy costs..............   $ 102,835,948   $ 100,317,466   $ 201,188,781   $ 195,093,555   $ 188,520,002
Gross Margin........................   $  55,797,316   $  50,961,539   $  94,089,230   $  82,058,921   $  79,481,569
Selling, general and administrative.
   expenses.........................   $  40,949,568   $  39,745,501   $  79,099,690   $  75,432,159   $  73,944,644
Amortization of intangible assets...   $     502,714   $     529,380   $   1,046,193   $   1,037,363   $   1,167,700
                                       -------------   -------------   -------------   -------------   -------------
Operating income before write-down
   of store assets and store closing
   costs............................   $  14,345,034   $  10,686,658   $  13,943,347   $   5,589,399   $   4,369,225
Write-down of store assets and
   store closing costs..............   $     237,132   $     199,755   $     506,792   $   3,665,478   $     956,231
                                       -------------   -------------   -------------   -------------   -------------
Operating income....................   $  14,107,902   $  10,486,903   $  13,436,555   $   1,923,921   $   3,412,994
Interest and other, net.............   $     194,923   $     433,787   $     737,299   $   1,295,224   $   1,127,020
                                       -------------   -------------   -------------   -------------   -------------
Income before income taxes..........   $  13,912,979   $  10,053,116   $  12,699,256   $     628,697   $   2,285,974
Provision for income taxes..........   $   5,565,000   $   4,123,000   $   5,072,000   $     585,000   $   1,000,000
                                       -------------   -------------   -------------   -------------   -------------
Net income..........................   $   8,347,979   $   5,930,116   $   7,627,256   $      43,697   $   1,285,974
                                       =============   =============   =============   =============   =============
Net income per common share.........   $        1.19   $        0.82   $        1.05   $        0.01   $        0.17
                                       =============   =============   =============   =============   =============
Diluted net income per common
   share............................   $        1.16   $        0.80   $        1.03   $        0.01   $        0.17
                                       =============   =============   =============   =============   =============


                                                                    July 31,    January 30,     January 31,
                                                                     1999           1999            1998
                                                                 ------------   ------------   -------------
                                                                  (unaudited)
Consolidated Balance Sheet Data
   Working capital.............................................. $ 32,070,785   $ 28,501,948   $ 22,566,525
   Total current assets.........................................   75,363,747     71,975,385     61,931,674
   Long-Term Bank and Other Debt, less current Maturities.......    9,518,758      9,517,067     10,788,920
   Deferred income taxes........................................      378,000        378,000        969,000
   Total Shareholders' equity...................................   81,237,526     77,752,475     70,128,967

     The information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the Commission or otherwise publicly available. Although neither Purchaser nor Parent has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, none of Purchaser, Parent or the Dealer Manager takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser, Parent or the Dealer Manager.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Such material may also be obtained from the Commission's web site at http://www.sec.gov. Copies of such material should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C.
20549.

     In the course of the discussions between representatives of Parent and the Company (see Section 10), certain projections of future operating performance were furnished to Parent's representatives. These projections, and the assumptions underlying such projections, were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because they were provided to Parent. None of Parent, Purchaser, the Company, any of their financial advisors or the Dealer Manager assumes any responsibility for the accuracy of these projections. While presented with numerical specificity, these projections are based upon a variety of assumptions relating to the businesses of the Company which may not be realized and are subject to significant uncertainties and contingencies beyond the control of the Company. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown. None of the Company, Parent or Purchaser intends to update, revise or correct such projections if they become inaccurate (even in the short term).

     Set forth below is a summary of the projections. These projections should be read together with the financial statements of the Company referred to herein.

                       Projected Income Statement Summary
                                 (in thousands)

                                                 Projected Year Ending January 31
                                ----------------------------------------------------------------------
                                   1999        2000        2001        2002        2003        2004
                                ---------   ---------   ---------   ---------   ---------   ----------
Net Sales.......................$ 308,868   $ 321,773   $ 337,969   $ 354,631   $ 371,793   $ 389,469
Gross Margin....................  101,451     107,018     113,412     120,307     127,509     135,824
EBIT............................   19,711      22,244      24,436      27,052      30,065      34,018
Net Income......................   11,660      13,395      15,059      17,089      19,434      22,431

      8. Certain Information Concerning Purchaser and Parent. Purchaser is a newly-incorporated Tennessee corporation and a wholly-owned subsidiary of Parent organized to acquire the Company. The principal executive offices of the Purchaser are located at 450 Winks Lane, Bensalem, PA 19020. Since its incorporation on November 12, 1999, Purchaser has not conducted any business other than incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer or the Merger. Because Purchaser is a newly-formed corporation and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is a Pennsylvania corporation, with principal executive offices located at 450 Winks Lane, Bensalem, PA 19020. The principal business of Parent is the operation, through its subsidiary corporations, of women's specialty apparel stores throughout the country. Parent's Fashion Bug stores specialize in selling, at moderate and popular prices, a wide variety of junior, misses, large-size and girls-size sportswear, dresses, coats, lingerie, accessories and casual footwear. Parent's "Fashion Bug Plus" stores specialize in similar merchandise for the large-size customer. In August 1999, Parent purchased the Modern Woman chain of 137 retail stores, which specialize in large-size women's apparel. Parent's stores sell both brand-name merchandise and specially manufactured garments under one of Parent's private labels.

      The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of Parent and Purchaser and certain other information are set forth on Schedule I hereto.

     The following selected consolidated financial data relating to Parent and its subsidiaries has been taken or derived from the audited financial statements contained in Parent's Annual Report on Form 10-K for the fiscal year ended January 30, 1999, and the unaudited financial statements contained in Parent's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999. More comprehensive financial information is included in such Annual Report and Quarterly Report and the other documents filed by Parent with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements and notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to the Company in Section 7.

                             CHARMING SHOPPES, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (In thousands, except per Share amounts)


                                                                                   Six Months Ended
                                           Fiscal Year Ended                          (unaudited)
                              ---------------------------------------------   ----------------------------
                               January 30,      January 31,     February 1,      July 31,       August 1,
                                  1999             1998             1997          1999             1998
                              --------------   --------------   -----------   -------------   ------------
Net sales.................... $ 1,035,160      $ 1,016,537      $ 1,016,297   $  570,718      $  523,189
Restructuring charge
   (credit)..................      54,246(1)             0                0       (2,834)(4)      34,000(1)
Non-recurring gain from
   asset securitization......           0           13,018(2)             0            0               0
Net income (loss)............     (20,135)          19,334           (7,237)      28,227         (10,574)
Basic net income (loss) per
   Share.....................        (.20)             .18             (.07)         .29            (.11)
Net income (loss) per Share,
   assuming dilution.........        (.20)             .18             (.07)         .27            (.11)
Cash dividends per common
   share(3)..................         .00              .00              .00          .00             .00
Balance Sheet Data:
Total assets................. $   684,649     $    709,738      $   710,397   $  730,040      $  736,121
Current portion - Long-term
   debt......................          16               16               16           16              16
Long-term debt...............     119,475          138,116          138,128       96,140         135,112
Working capital..............     192,274          163,208          224,144      103,282         146,184
Stockholders' equity.........     383,572          416,810          421,035      409,860         402,686
---------
(1)  During the first quarter of Fiscal 1999, Parent's Board of Directors approved a restructuring plan in conjunction with elimination of Parent's men's business, which resulted in a pre-tax charge of $34,000,000. During the fourth quarter of




                                      10



     Fiscal 1999, Parent's Board of Directors approved a restructuring plan in conjunction with the decision to consolidate Parent's distribution center operations, which resulted in a pre-tax charge of $20,246,000.

(2) During Fiscal 1998, Parent recorded a non-recurring gain of $13,018,000 as a result of the adoption of SFAS No. 125 as related to the sale of credit card receivables during Fiscal 1998.

(3) On October 2, 1995, Parent's Board of Directors announced an indefinite suspension of dividends on Parent's Common Stock.

(4) During the first quarter of Fiscal 2000, Parent completed the sale of the Bensalem facility and revised its estimate of cost relating to the distribution center restructuring.

                            -----------------------


     Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Parent. Such reports, proxy statements and other information should be available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 7.

     Except as described in this Offer to Purchase, (a) neither Parent nor Purchaser nor, to the best knowledge of Purchaser, any of the persons listed in
Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (b) neither Parent nor Purchaser nor, to the best knowledge of the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as described in this Offer to Purchase, neither Parent nor Purchaser nor, to the best knowledge of Purchaser, any of the persons listed in
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees of profits, guarantees against loss, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since February 4, 1996, neither Parent, Purchaser nor, to the best knowledge of Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors, or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since February 4, 1996, there have been no contracts, negotiations or transactions between Parent, Purchaser or any of their subsidiaries or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

      9. Source and Amount of Funds. The total amount of funds required by Purchaser to purchase Shares pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $156 million. Purchaser will obtain such funds through a capital contribution or loans from Parent or Parent's subsidiaries. Parent or such subsidiaries will obtain such funds from general corporate funds.

     10. Background of the Offer; Past Contacts, Transactions or Negotiations with the Company.

     In July 1998, management of Parent and Lazard Freres engaged in a review of strategic alternatives for Parent, including a review of possible acquisitions. At a regular meeting of Parent's Board of Directors on September 22, 1998, management and representatives of Lazard Freres outlined for the Board the strategic benefits of a combination with the Company. Following the discussion, the Board of Directors authorized management to commence preliminary discussions with the Company regarding a possible business combination.

     On October 15, 1998, Dorrit J. Bern, Chairman of the Board, Chief Executive Officer and President of Parent, and a representative of Lazard Freres met with Bernard J. Wein, Chairman of the Board and Chief Executive Officer of the Company, and one other member of senior management of the Company to discuss a potential combination. Representatives of Parent expressed their interest in an acquisition of the Company, and discussed Parent's desire to expand its large-size women's retail apparel business and the strategic advantages of a combination with the Company. Representatives of the Company indicated that the Company was not interested in pursuing a combination at that time.

     On October 19, 1998, Ms. Bern sent a letter to Mr. Wein reiterating Parent's interest in acquiring the Company and stating that Parent would be prepared to purchase all the outstanding shares of the Company at a price per share of $11.00 to $12.00 in cash, subject to the satisfactory completion of legal and business due diligence, the approval of the Boards of Directors of both companies, the receipt of necessary approvals and the satisfaction of other customary conditions. The Company responded again that it was not interested in pursuing Parent's proposal.

     In July 1999, at Parent's request, a representative of Lazard Freres contacted a member of the Company's board of directors to discuss a potential acquisition, and was referred to Mr. Wein. Mr. Wein informed Lazard Freres that although the Company was not interested in pursuing a transaction at that time, it would seriously consider an offer in the range of $22.00 to $24.00 per share.

     On September 15, 1999, at a regular meeting of Parent's Board of Directors, Ms. Bern and representatives of Lazard Freres briefed the Board on the recent discussions with the Company. Members of Parent's management made presentations to the Board regarding the strategic benefits of a combination with the Company and representatives of Lazard Freres made a presentation regarding their financial analysis of the Company. The Board expressed support for a potential combination with the Company and authorized management to continue discussions.

     On September 23, 1999, Ms. Bern sent a letter to Mr. Wein indicating that Parent would be prepared to purchase all the outstanding shares of the Company at a price per share of $20.00 in cash, subject to the satisfactory completion of legal and business due diligence, the approval of the Boards of Directors of both companies, the receipt of necessary approvals and the satisfaction of other customary conditions. The letter also stated that if supported by its due diligence investigation, Parent would consider paying a higher per share price.

     On October 4, 1999, representatives from Parent and Lazard Freres met in Tennessee with representatives from the Company and J.C. Bradford, the Company's financial advisor. The Company indicated it would be willing to consider Parent's offer if Parent raised its per share price to a price within the $22.00 to $24.00 range. Parent stated it would not increase its offer above $20.00 per share at that time, but that it would be open to the possibility of raising its offer based on the outcome of its due diligence review.

     On October 12, 1999, Parent and the Company entered into a confidentiality agreement pursuant to which the Company agreed to give Parent access to non-public information. The Company also agreed to deal exclusively with Parent with respect to a potential sale of the Company for a four-week period.

     On October 12, 1999, the Parent's Board of Directors held a special telephonic meeting at which the potential transaction was reviewed.

     On October 12, 1999, Ms. Bern and Mr. Wein met in New York City to discuss the potential combination of the companies.

     On October 14 and October 15, 1999 representatives of Parent, Lazard Freres and Parent's outside legal counsel conducted due diligence and met in Memphis with David C. Forell, Chief Financial Officer of the Company, and other representatives of the Company. Over the course of the next several weeks, representatives of Parent and the Company (including financial and legal advisors) participated in meetings and telephone conversations to discuss due diligence matters and aspects of a potential transaction, including the terms of the merger agreement.

     On October 20, 1999, Ms. Bern met in Memphis with Mr. Wein and Diane V. Missel, President of the Company. The parties discussed the potential combination of the companies and the manner in which the Company would be run in the future, including the possibility of retaining members of the Company's existing senior management.

      On November 10, 1999, Ms. Bern and Mr. Wein met in New York City and agreed to present to their respective Board of Directors Parent's offer to purchase all the outstanding shares of the Company at a price per share of $21.00 in cash.

     On November 11, 1999, a special meeting of Parent's Board of Directors was held to consider the transaction and the terms of the proposed merger agreement. Ms. Bern and other senior management of Parent reviewed the course of discussions and negotiations with the Company. Representatives of Lazard Freres indicated that Lazard Freres was prepared to deliver an opinion to the Board that the consideration to be paid in the Offer was fair to Parent from a financial point of view. Representatives of Davis Polk & Wardwell, outside counsel to Parent, reviewed the draft merger agreement. After due consideration, the Board unanimously approved the Merger Agreement and the transactions contemplated thereby.

     On November 12, 1999, the Company's Board of Directors held a special meeting to consider Parent's proposal and the proposed merger agreement. After due consideration, all directors present unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     On November 15, 1999, the parties executed the Merger Agreement and Parent and the Company issued press releases announcing the Offer.

     11. The Merger Agreement; Other Arrangements.

     The following is a summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on
Schedule 14D-1 filed by Purchaser pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act with the Commission in connection with the Offer (together with any amendments, supplements, schedules, annexes and exhibits thereto, the "Schedule 14D-1") and other arrangements among Purchaser, Parent and/or the Company. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Merger Agreement

     The Offer. The Merger Agreement provides for the making of the Offer by Purchaser. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and certain other conditions that are described in Section 16. Purchaser has agreed that, without the prior written consent of the Company, no change in the Offer may be made which (a) changes the form of consideration payable in the Offer, (b) reduces the price per Share to be paid pursuant to the Offer, (c) reduces the number of Shares subject to the Offer or (d) imposes conditions to the Offer that are broader than or in addition to those set forth in the Offer.

     The Merger. The Merger Agreement provides that, as soon as practicable after satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger, the Company and Purchaser will file articles of merger with the Secretary of State of the State of Tennessee and make all other filings or recordings required by Tennessee Law in connection with the Merger, whereupon Purchaser will be merged with and into the Company in accordance with Tennessee Law. The Merger will become effective (the "Effective Time") at such time as the articles of merger are duly filed with the Secretary of State of the State of Tennessee or at such later time as is specified in the articles of merger. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation").

     Company Action. The Company's Board of Directors has (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company's shareholders, (b) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of Tennessee Law and (c) resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the Company's shareholders. J.C. Bradford has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company has been advised that all of its directors and its three top executive officers who own Shares intend either to tender their Shares pursuant to the Offer or to vote in favor of the Merger.

     Directors. The Merger Agreement provides that effective upon the acceptance for payment of any Shares pursuant to the Offer, Parent will be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (a) the total number of directors on the Company's Board of Directors (giving effect to the directors elected pursuant to this provision) and (b) the percentage that the number of Shares owned by the Parent, Purchaser or any other subsidiary of Parent (including the Shares accepted for payment and paid for by the Purchaser) bears to the number of Shares outstanding. The Company will take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (x) each committee of the Board and (y) each board of directors of each subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company.

     Following the election or appointment of Parent's designees and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent will be required to authorize (a) any termination of the Merger Agreement by the Company, (b) any amendment to the Merger Agreement requiring action by the Board of Directors, (c) any extension of time for performance of any obligation or action under the Merger Agreement by Parent or Purchaser and (d) any enforcement of or any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company. Parent's designated directors will leave any Board of Directors meeting for the period during which such matters are being considered.

     Conversion of Shares. The Merger Agreement provides that at the Effective Time, each of the following will occur automatically by virtue of the Merger and without any further action by Parent, Purchaser, the Company or holders of
Shares: (a) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in clause (b) below, be converted into the right to receive $21.00 in cash or any higher price per Share that may be paid pursuant to the Offer, without interest (the "Merger Consideration"); (b) each Share held by the Company as treasury stock or each Share held by Parent or any of its subsidiaries immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made with respect thereto; and (c) each share of common stock of Purchaser outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. The Surviving Corporation will, thereupon, become a direct, wholly-owned subsidiary of Parent.

     Stock Options. The Merger Agreement provides that at or immediately prior to the Effective Time, each outstanding employee stock option issued by the Company to purchase Shares, whether or not vested or exercisable, will be canceled, and the Company will pay each holder of any such option at or promptly after the Effective Time for each such option surrendered an amount in cash determined by multiplying (a) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (b) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

     Employee Stock Purchase Plan. The Merger Agreement provides that after the date thereof, no new offering period shall commence under the Company's 1992 Employee Stock Purchase Plan (the "ESPP") and after December 31, 1999, no further payroll deductions will be made under the ESPP. At the end of the current payment period, existing options will be exercised in accordance with the ESPP. As of the Effective Time, the ESPP shall be terminated. The Company will pay each participant in any current offering period under such Plan in cash at or promptly after the Effective Time, in cancellation of all rights under such Plan, the amount of such participant's account balance under such plan, including interest to the extent required under the terms of the ESPP.

     Prior to the Effective Time, the Company will take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by the immediately preceding paragraph.

     Surviving Corporation. The Merger Agreement provides that the charter and bylaws of Purchaser in effect at the Effective Time will be the charter and bylaws, respectively, of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be "Catherines Stores Corporation." The Merger Agreement also provides that the directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation until successors are duly elected or appointed and qualified in accordance with applicable law.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties, including representations by the Company with respect to its corporate existence and power, corporate authorization, governmental authorization, non-contravention, capitalization, subsidiaries, Commission filings, financial statements, disclosure documents, absence of certain changes, no undisclosed material liabilities, compliance with laws and court orders, material contracts, non-compete agreements, litigation, title to properties, intellectual property, Year 2000 readiness, finders' fees, taxes, employee benefit plans, labor matters, environmental matters, other information and anti-takeover statutes. Certain representations and warranties in the Merger Agreement contain exceptions for matters that would or could, as the case may be, not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Merger Agreement provides that "Material Adverse Effect" means, with respect to any person, a material adverse effect on (a) the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of such person and its subsidiaries, taken as a whole, except to the extent resulting from (i) any change in general economic conditions, (ii) any changes affecting the retail clothing industry or the women's wear retail industry in general, or (iii) the public announcement of the Merger Agreement or consummation of the transactions contemplated thereby, it being agreed that, without limiting the generality of the foregoing, a Material Adverse Effect will not be deemed to have occurred if the cost of remediating such material adverse effect or the reduction in net income from the net income projected in the Company's financial plan for the fiscal year ending January 2000 previously disclosed to Parent resulting from such material adverse effect, individually or in the aggregate, does not exceed (x) $2,000,000 in the case of the Company or (y) $10,000,000 in the case of Parent; provided that, without regard to remediation costs or any such reduction in net income, if 20% or more of the Company's stores are not operating in the ordinary course for any three-day period commencing on or after January 1, 2000 as a result of any Y2K related failure or other Y2K related problem, there shall be a Material Adverse Effect with respect to the Company, or (b) the ability of such person to perform its obligations under or to consummate the transactions contemplated by the Merger Agreement.

     Interim Agreements of the Company. Pursuant to the Merger Agreement, the Company has agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company and its subsidiaries will conduct their business in the ordinary course consistent with past practice and will use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent or as contemplated by the Merger Agreement, including the disclosure schedules thereto, from the date of the Merger Agreement until the Effective Time, the parties have agreed that:

          (a) (i) the Company will not, and will not permit any of its subsidiaries to, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any wholly-owned subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock or options to acquire any such shares or other securities;

          (b) the Company will not, and will not permit any of its subsidiaries to, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than, in the case of the Company, the issuance of Shares upon the exercise of stock options outstanding on the date of the Merger Agreement in accordance with their current terms or the issuance of Shares in connection with the ESPP in accordance with its current terms);

          (c) the Company will not adopt or propose any change to its charter or bylaws;

          (d) the Company will not, and will not permit any of its subsidiaries to, merge or consolidate with any other person, adopt a plan of complete or partial liquidation of the Company or any of its subsidiaries, or acquire a material amount of stock or assets of any other person;

          (e) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license, mortgage, pledge or grant a Lien on or otherwise encumber or dispose of any material subsidiary or material amount of assets or property except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with past practice;

          (f) the Company will not, and will not permit any of its subsidiaries to, incur, assume or guarantee any indebtedness for borrowed money, except for such borrowings (i) under the Company's existing letters of credit for purchases of merchandise inventory in the ordinary course of business consistent with past practice, (ii) under the Company's existing credit facilities (other than letters of credit) that would not result in total outstanding indebtedness of the Company and its subsidiaries on a consolidated basis in excess of $1,000,000 at any one time and (iii) in connection with new capital leases for data processing software and hardware not in excess of $1,000,000;

          (g) the Company will not, and will not permit any of its subsidiaries to, increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required by applicable law or any existing agreement or commitment;

          (h) the Company will not, and will not permit any of its subsidiaries to, change any method of accounting or accounting principles used by it, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act;

          (i) the Company will not, and will not permit any of its subsidiaries to, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the tax liability or reducing any tax asset of the Company, any of its subsidiaries, Parent or any affiliate of Parent, other than a settlement or settlements relating to certain pending state tax disputes that do not exceed, in the aggregate, $325,000;

          (j) the Company will not, and will not permit any of its subsidiaries to, conduct any unusual liquidation of inventory or going out of business sale or any discount or other sale other than in the ordinary course of business consistent with past practice, including with respect to time of year, pricing, location and goods sold;

          (k) the Company will not, and will not permit any of its subsidiaries to, enter into or make any contract or commitment (including in respect of capital expenditures) or series of related contracts or commitments involving payments in excess of the amounts set forth in the contracts or commitments contemplated by the Company's 1999 and 2000 capital expenditure plans previously provided to Parent;

          (l) the Company will not, and will not permit any of its subsidiaries to, fail to maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is currently in effect;

          (m) the Company will not, and will not permit any of its subsidiaries to, take any action that would make any representation and warranty of the Company under the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; and

          (n) the Company will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

     Shareholder Meeting; Proxy Material. Pursuant to the Merger Agreement, the Company will cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger unless a vote is not required under Tennessee Law. The Merger Agreement provides that if required by applicable law, the Company will (a) promptly prepare and file with the Commission, will use its best efforts to have cleared by the Commission and will thereafter mail to its shareholders as promptly as practicable a proxy statement relating to the Company Shareholder Meeting and all other proxy materials for such meeting, (b) use its reasonable best efforts to obtain the necessary approvals by its shareholders of the Merger Agreement and the transactions contemplated hereby and (c) otherwise comply with all legal requirements applicable to such meeting. Subject to their fiduciary duties, the Board of Directors of the Company will recommend approval and adoption of the Merger Agreement and the Merger by the Company's shareholders.

     No Solicitation; Other Offers. In the Merger Agreement, the Company has agreed that the Company, its subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors shall not directly or indirectly (a) take any action to solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal, (b) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person who has made or, to the Company's knowledge, is considering making, an Acquisition Proposal or (c) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company. Notwithstanding the foregoing sentence, pursuant to the Merger Agreement, the Company was permitted, in the press release announcing execution of the Merger Agreement, to include the following sentence: "Under the Agreement, the Company may furnish information and hold discussions with third parties in appropriate circumstances." Parent and the Company have agreed that the issuance of a press release containing the foregoing sentence will not constitute solicitation, initiation, facilitation or encouragement by the Company or its subsidiaries of the submission of an Acquisition Proposal in violation of the no-solicitation provision of the Merger Agreement. The Company will notify Parent promptly (but in no event later than two business days) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person who has made or, to the Company's knowledge, is considering making, an Acquisition Proposal. The Company will provide such notice orally and in writing and will identify the person making, and the terms and conditions of, any such Acquisition Proposal, indication or request.

The Company will keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. The Company has agreed to, and to cause its subsidiaries and the directors, employees and other agents of the Company and its subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any persons conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal.

     Notwithstanding the foregoing, the Company may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any person who delivers a written Acquisition Proposal if (a) the Company has complied with the preceding paragraph, including, without limitation, the requirement that it notify Parent promptly after its receipt of any Acquisition Proposal, (b) the Board of Directors of the Company determines in good faith, based on the terms of such Acquisition Proposal, including the proposed consideration per Share, that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (c) the Board of Directors of the Company determines in good faith that such action is in the best interests of the Company's shareholders, (d) such person executes a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement and (e) the Company has delivered to Parent a prior written notice advising Parent that it intends to take such action.

     Except as provided in the next sentence, the Board of Directors of the Company will recommend approval and adoption of the Merger Agreement and the Merger by the Company's shareholders. The Board of Directors of the Company will be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to its shareholders and recommend or authorize the Company to enter into an agreement with respect to a Superior Proposal, but only if (a) the Company has complied with the terms described under this "No Solicitations; Other Offers" section, (b) a Superior Proposal is pending at the time the Board of Directors of the Company determines to take any such action, (c) the Board of Directors of the Company determines in good faith that such action is in the best interests of the Company's shareholders, (d) the Company has delivered to Parent at least five business days prior written notice advising Parent that it intends to take such action and (e) Parent does not make, within such five business day period following receipt of such notice, an offer that the Board of Directors of the Company determines in good faith (after consultation with its financial advisors) to be as favorable to the Company's shareholders as such Superior Proposal.

     "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal to acquire at least a majority of the outstanding Shares or all or substantially all the assets of the Company, on terms that the Board of Directors of the Company determines in good faith (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of the Acquisition Proposal, the financing therefor and after giving effect to any revised proposal made by or on behalf of Parent prior to the end of the five business day period referred to above.

     "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its subsidiaries or any proposal or offer to acquire, directly or indirectly, any equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

     Access to Information. Between the date of the Merger Agreement and the Effective Time and subject to applicable law and the Confidentiality Agreement described below, the Company will (a) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and its subsidiaries, (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (c) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its subsidiaries to cooperate with Parent in its investigation of the Company and its subsidiaries.

     Bonus Acceleration. Pursuant to the Merger Agreement, the Company has agreed to prepay, prior to December 31, 1999, to Mr. Wein a portion of his 1999 annual bonus in an amount equal to $545,000 and to Mr.
Forell a portion of his 1999 annual bonus in an amount equal to $230,000.

     Director and Officer Liability. For six years after the Effective Time (and to the extent Parent has been notified in writing that a third party has made a claim that is the subject of indemnification under the Merger Agreement before the expiration of such period, for so long thereafter as such claim is not finally adjudicated, settled, time-barred or otherwise subject to an applicable statute of limitations), the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Tennessee Law or any other applicable laws or provided under the Company's charter and bylaws in effect on the date of the Merger Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, the Surviving Corporation will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided that, in satisfying its obligation described in the first clause of this sentence, the Surviving Corporation will not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount Company disclosed to Parent prior to the date of the Merger Agreement.

     The rights of each such indemnified person will be in addition to any rights such person may have under the charter or bylaws or other organizational documents of the Company or any of its subsidiaries, or under Tennessee Law or any other applicable laws. These rights will survive consummation of the Merger and are intended to benefit, and will be enforceable by, each such person.

     Reasonable Efforts. The Merger Agreement provides that, subject to the terms and conditions thereof, the Company and Parent will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement. In furtherance and not in limitation of the foregoing, each of Parent and Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and in any event within ten business days of the date of the Merger Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     In connection with the efforts referenced in the foregoing paragraph to obtain all requisite approvals and authorizations for the transactions contemplated by the Merger Agreement under the HSR Act or any other Antitrust Law (as defined below), each of Parent and Company will use its reasonable efforts to (a) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (b) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "Antitrust Division") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the Merger Agreement and (c) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the Antitrust Division or any such other governmental authority or, in connection with any proceeding by a private party, with any other person. For purposes of the Merger Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     Conditions to the Merger. The obligations of each of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction of certain conditions, including: (a) if required by Tennessee Law, the approval and adoption of the Merger Agreement by the shareholders of the Company; (b) the expiration or termination of any applicable waiting period under the HSR Act;
(c) the consummation of the Merger not being prohibited by any applicable law, regulation, judgment, injunction, order or decree; and (d) Purchaser's purchase of the Shares pursuant to the Offer.

     The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following further conditions: (a) the Company's performance in all material respects of its obligations under the Merger Agreement required to be performed by the Company at or prior to the Effective Time and (b) the receipt by Parent of all documents it might reasonably request relating to the existence of the Company and any of its subsidiaries and the authority of the Company for the Merger Agreement, all in form and substance reasonably satisfactory to Parent.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of the Company):

          (a)  by mutual written agreement of the Company and Parent;

          (b)  by either the Company or Parent, if:

               (i) the Offer has not been consummated on or before February 29, 2000; provided that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose breach of the Merger Agreement results in the failure of the Offer to be consummated by such time; or

               (ii) there is any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Purchaser from accepting for payment of, and paying for, the Shares pursuant to the Offer or the Company or Parent from consummating the Merger and such judgment, injunction, order or decree has become final and nonappealable;

          (c) by Parent, if, prior to acceptance for payment of the Shares under the Offer:

                     (i) (A) the Board of Directors of the Company has failed
                         to recommend or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, or has recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal or (B) the Company has breached any of its obligations described under "No-Solicitation; Other Offers" or "Shareholder Meeting; Proxy Materials" above;

                    (ii) any person or "group" (as defined in Section 13(d)(3)
                         of the Exchange Act), other than Parent or any of its affiliates, has acquired or proposed to acquire beneficial ownership of more than 50% of the Shares or more than 50% of the assets of the Company and its subsidiaries, taken as a whole, through the acquisition of stock, the formation of a group or otherwise, or has been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of such Shares or assets; or

                   (iii) Parent and Purchaser have terminated the Offer as a
                         result of the occurrence of any of the events set forth in Section 16 of this Offer to Purchase;

          (d) by the Company, if (i) the Board of Directors of the Company authorizes the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Parent does not make, in accordance with the no-solicitation provision described above, within five business days of receipt of such written notification, an offer that the Board of Directors of the Company determines in good faith (after consultation with its financial advisors), is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (iii) the Company pays to Parent in immediately available funds, prior to such termination, the fees required to be paid pursuant to the expenses provision of the Merger Agreement, described below; provided however that if at the time of such termination the Company has not entered into an agreement with respect to a Superior Proposal, the Company will not be obligated to pay such fees at such time but will acknowledge in writing to Parent the Company's obligation to pay to Parent such fees at such time as the Company does enter into such an agreement; or

          (e) by the Company, if (i) Parent has failed to commence the Offer within five business days following the date of the Merger Agreement or (ii) Parent has terminated the Offer without having accepted any Shares (or all Shares validly tendered pursuant to the Offer) for payment thereunder; provided that the right to terminate the Merger Agreement under either clause (i) or clause
               (ii) will not be available to the Company if (A) the Company's breach of any provision of the Merger Agreement results in the failure of the Offer to be commenced or consummated or (B) such failure to so commence the Offer or to accept any Shares (or all Shares validly tendered pursuant to the offer) for payment will have resulted from the existence of any of the conditions specified in paragraphs (e) or (f) of Section 16 of this Offer to Purchase.

     In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) thereto other than certain provisions of the Merger Agreement relating to director and officer liability, termination, survival of representations and warranties, expenses, governing law, jurisdiction and waiver of jury trial; provided that a party will not be relieved from liability for willful (a) failure to fulfill a condition to the performance of the obligations of the other party, (b) failure to perform a covenant or (c) breach of any representation or warranty or agreement in the Merger Agreement.

     Termination Fee. Pursuant to the Merger Agreement, if (a) Parent terminates the Merger Agreement pursuant to clause (c)(i) or (c)(ii) under "Termination" above, or (b) the Company terminates the Merger Agreement pursuant to clause (d) under "Termination" above, the Company will pay to Parent a fee of $5.5. million, by wire transfer of immediately available funds not later than the date of termination of the Agreement; provided however that if at the time of such termination the Company has not entered into an agreement with respect to a Superior Proposal, the Company shall not be obligated to pay such fee at such time but shall acknowledge in writing to Parent the Company's obligation to pay to Parent such fee at such time as the Company does enter into such an agreement.

     If (a) Parent terminates the Merger Agreement pursuant to clause (b)(i) under "Termination" above and (b) the condition in section (f) in Section 16 of this Offer to Purchase relating to the Company's obligations, representations and warranties shall exist, then the Company will pay to Parent an amount up to $750,000 for Parent's reasonable expenses, by wire transfer of immediately available funds not later than three business days after the date of termination of the Merger Agreement.

     If (a) Parent commits a breach of the Merger Agreement that results in failure of the Offer to be consummated, the condition in section (f) in Section 16 of this Offer to Purchase relating to the Company's obligations, representations and warranties shall not exist, and the Company terminates the Merger Agreement pursuant to clause (b)(i) under "Termination" above, or (b) the Company terminates the Merger Agreement pursuant to clause (e) under "Termination" above, then Parent will pay to the Company an amount up to $750,000 for Company's reasonable expenses, by wire transfer of immediately available funds not later than three business days after the date of termination of the Merger Agreement.

     If either the Company or Parent fails promptly to pay any amount due to the other party as described in the preceding paragraphs, it shall also pay any costs and expenses incurred by such other party in connection with a legal action to enforce the Merger Agreement that results in any judgment or settlement against either the Company or Parent, as the case may be, for such amount.

     Expenses. Except as discussed above, the Merger Agreement provides that all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such costs and expenses.

     Amendments; No Waivers. Except as described in this Offer to Purchase, any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Purchaser, Parent and Company or, in the case of a waiver, by each party against whom the waiver is to be effective.

     No failure or delay by any party in exercising any right, power or privilege under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Merger Agreement will be cumulative and not exclusive of any rights or remedies provided by law.

     Employment Matters

     In connection with the Merger, Ms. Diane V. Missel will enter into an employment agreement pursuant to which she will serve as president of the Surviving Corporation. The agreement will provide for an annual base salary of $350,000, a target bonus opportunity of 50% of base salary, the grant of options to purchase 60,000 shares of Parent at their fair market value on the grant date, and certain other benefits. The agreement will also contain noncompetition and other customary provisions, and provide for severance benefits upon certain employment terminations following a change of control.

     In connection with the Merger, Mr. David C. Forell will enter into an employment agreement pursuant to which he will serve as chief operating officer and chief financial officer of the Surviving Corporation. The agreement will provide for an annual base salary of $340,000, a target bonus opportunity of 40% of base salary, the grant of options to purchase 60,000 shares of Parent at their fair market value on the grant date, and certain other benefits. The agreement will also contain noncompetition and other customary provisions, and provide for severance benefits upon certain employment terminations following a change of control.

     Confidentiality Agreement

     On October 12, 1999, Parent and the Company entered into a Confidentiality Agreement containing customary provisions pursuant to which, among other matters, Parent agreed to keep confidential all non-public, confidential or proprietary information furnished to it by the Company relating to the Company, subject to certain exceptions (the "Evaluation Material"), and to use the Evaluation Material solely in connection with evaluating a possible transaction involving the Company and Parent. In consideration of Parent commencing due diligence and entering into good faith negotiations with the Company regarding a possible transaction, the Company agreed to deal exclusively with Parent in connection with a sale of the Company or any of its subsidiaries or assets for four weeks from the date of the Confidentiality Agreement. The parties agreed to be bound by the terms of the Confidentiality Agreement for two years from the date thereof.

     12. Purpose of the Offer; Plans for the Company.

     Purpose of the Offer. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. The purpose of the Merger is to acquire all outstanding shares not tendered and purchased pursuant to the Offer. Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek proportional representation on the Company's Board of Directors and consummate the Merger.

     "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 is not applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction, be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

     Shareholder Approval. Under Tennessee Law, the approval of the Company's Board of Directors and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval and adoption of the Merger by the shareholders of the Company in accordance with Tennessee Law. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. Therefore, unless the Merger is consummated in accordance with the short-form merger provisions under Tennessee Law described below (in which case no action by the shareholders of the Company will be required to consummate the Merger), the only remaining corporate action of the Company will be the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote all Shares beneficially owned by it in favor of the adoption of the Merger Agreement at the Company shareholder's meeting. If the Minimum Tender Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger Agreement at the shareholders' meeting without the affirmative vote of any other shareholder.

     Short-Form Merger. Under Tennessee Law, if a parent corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the merger of the parent corporation into the subsidiary corporation may be effected without the approval of the shareholders of the subsidiary corporation. If Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to effect the Merger without a vote of the Company's other shareholders. In such event, Parent, Purchaser and the Company have agreed to, at the request of Parent, take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer without a meeting of shareholders of the Company in accordance with Tennessee Law.

     Dissenters' Rights. Under Tennessee Law, holders of Shares do not have dissenters' rights as a result of either the Offer or the Merger.

     Plans for the Company. In connection with its consideration of the Offer, Parent has made a preliminary review, and will continue to review, on the basis of available information, various possible business strategies that it might consider in the event that it acquires control of the Company. Parent intends to operate the Company as a separate business unit of Parent and to consolidate Parent's Modern Woman chain of retail stores into the Company's concept, resulting in a nationwide chain of approximately 540 women's large-size specialty apparel stores. Parent currently estimates that up to $5 million, $8 million and $10 million of cost saving synergies may be achieved in fiscal years 2000, 2001 and 2002, respectively, as a result of the transaction.

     Except as described above or elsewhere in this Offer to Purchase, Parent has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company's Board of Directors or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

     13. Effect of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer price.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the NASDAQ National Market System. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in the NASDAQ National Market System, the market for the Shares could be adversely affected. According to NASDAQ's published guidelines, the Shares would not meet the criteria for continued inclusion in the NASDAQ's National Market System if, among other things, the number of publicly-held Shares were less than 200,000, the aggregate market value of the publicly-held Shares were less than $2,000,000 or there were less than two market makers for the Shares. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or one of the "local lists" unless, as set forth in NASDAQ's published guidelines, the number of publicly-held Shares (excluding Shares held by officers, directors and beneficial owners of more than 10% of the Shares) were less than 100,000, there were fewer than 300 holders in total, or there were not at least one market maker for the Shares. If the Shares are no longer eligible for NASDAQ quotation, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a shareholder's meeting and the related requirement of an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing or NASDAQ reporting. Purchaser intends to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

     14. Dividends and Distributions. If on or after November 15, 1999, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on November 15, 1999 of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Section 16, Purchaser may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as it deems appropriate, including the number or type of securities to be purchased.

     If, on or after November 15, 1999, the Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase of any securities) that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under
Section 16, (a) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (b) the whole of any such non-cash dividend or distribution to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

     15. Extension of Tender Period; Termination; Amendment. Purchaser reserves the right to waive the Minimum Tender Condition and the other conditions to the Offer and to make any change in the terms or conditions of the Offer, except that, Purchaser shall not, without the consent of the Company (a) change the form of consideration payable in the Offer, (b) reduce the price per Share to be paid pursuant to the Offer, (c) reduce the number of Shares subject to the Offer or (d) impose conditions to the Offer that are broader than or in addition to those set forth in the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer (x) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived; provided that if any of the conditions to the Offer is not satisfied or waived on any scheduled expiration date of the Offer, Purchaser shall extend the Offer, if such condition or conditions could reasonably be expected to be satisfied, for one additional period of 20 business days, (y) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or any period required by applicable law and (z) on one or more occasions (all such occasions aggregating not more than 10 business days) beyond the latest expiration date that would otherwise be permitted under clause (x) or (y) of this sentence, if, on such expiration date, the number of Shares tendered (and not withdrawn) pursuant to the Offer, together with the Shares then owned by Parent, represents less than 90% of the outstanding Shares on a fully-diluted basis.

     If, with the prior written consent of the Company, Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of 10 business days. If Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow shareholders to consider the amended terms of the Offer. In a published release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The term "business day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified in Section 16 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

     If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in Section 4. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

     Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

     16. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares, and may terminate the Offer as provided in Section 15, (A) at any time after the date that is 20 business days from the initial scheduled expiration date, if (x) the Minimum Tender Condition has not been satisfied by the expiration date of the Offer or (y) the applicable waiting period under the HSR Act shall not have expired or been terminated by the expiration date of the Offer, and (B) at any time on or after the date of the Merger Agreement and prior to the expiration date of the Offer, if any of the following conditions exist:

          (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or Purchaser or the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Parent, Purchaser or any of Parent's other subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other subsidiaries or affiliates on all matters properly presented to the Company's shareholders, (iv) seeking to require divestiture by Parent, Purchaser or any of Parent's other subsidiaries or affiliates of any Shares or (v) that otherwise, in the good faith judgment of Parent, is likely to have a Material Adverse Effect on the Company or Parent; or

          (b) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that, in the good faith judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

          (c) there has been any event, occurrence or development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company; or

          (d) it shall have been publicly disclosed or Parent shall have otherwise learned that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, shall have acquired or proposed to acquire beneficial ownership of more than 50% of the Shares or more than 50% of the assets of the Company and its subsidiaries, taken as a whole, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of such Shares or assets; or

          (e) the Board of Directors of the Company shall have failed to recommend or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing) or the Company shall have breached any of its obligations described under "Shareholder Meeting; Proxy Material" or "No Solicitation; Other Offers" above; or

          (f) the Company shall have breached or failed to perform in all material respects any of its obligations under the Merger Agreement, or any of the representations and warranties of the Company contained in the Merger Agreement (i) that are qualified by materiality or Material Adverse Effect shall not be true when made or at any time prior to consummation of the Offer as if made at and as of such time and (ii) that are not qualified by materiality or Material Adverse Effect shall not be true in all material respects when made or at any time prior to the consummation of the Offer as if made at and as of such time; or

          (g) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market, any declaration of a banking moratorium by Federal or New York authorities or general suspension of payments in respect of lenders that regularly participate in the U.S. market in loans to large corporations, any material limitation by any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the U.S. market in loans to large corporations, any commencement of a war involving the United States or any commencement of armed hostilities or other national or international calamity involving the United States that has a material adverse effect on bank syndication or financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (h) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole good faith judgment of Parent in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

     17. Certain Legal Matters; Regulatory Approvals.

     General. Based on its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that such approval or other action will be sought. Except as described under "Antitrust" below, there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 16.

     State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between Purchaser or any of its affiliates and the Company and has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, Purchaser believes that there are reasonable bases for contesting such laws.

     If any government official or third party should seek to apply any state takeover law to the Offer or any merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 16.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

     Pursuant to the requirements of the HSR Act, Purchaser will file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on or about November 19, 1999. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is expected to expire at 11:59 P.M., New York City time, fifteen (15) days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

     A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See Section 16. Subject to Section 4, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer must be extended, as necessary, through February 3, 2000 and thereafter, may, but need not, be extended.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Purchaser or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 16 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     18. Fees and Expenses. Lazard Freres is acting as financial advisor to Parent in connection with the proposed acquisition of the Company and is acting as Dealer Manager in connection with the Offer. Purchaser has agreed to pay Lazard Freres as compensation for its services as financial advisor and as Dealer Manager in connection with the Offer a fee of $1,750,000. Purchaser has also agreed to reimburse Lazard Freres for certain reasonable out-of-pocket expenses incurred in connection with the Offer (including the fees and disbursements of outside counsel) and to indemnify Lazard Freres against certain liabilities, including certain liabilities under the federal securities laws.

     Purchaser has retained Georgeson Shareholder Communications Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

     Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

     19. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in Section 7 of this Offer to Purchase (except that such information will not be available at the regional offices of the Commission).

                                             Rose Merger Sub, Inc.


November 19, 1999

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

      1. Directors and Executive Officers of Parent. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is 450 Winks Lane, Bensalem, PA 19020. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. All directors and officers listed below are citizens of the United States, except for Erna Zint, who is a citizen of Austria. Directors are identified by an asterisk.

Name and Business Address           Present Principal Occupation or Employment and Five-Year Employment History
-------------------------           ---------------------------------------------------------------------------
Dorrit J. Bern*                     Chairman of the Board of Directors since January 1997. Prior to that, Ms. Bern served as Vice Chairman of the Board of Directors from September 1995 to January
                                    1997. She has also served as President and Chief Executive Officer since
                                    September 1995. Prior to that, she served as Group Vice President of Women's
                                    Apparel and Home Fashions at Sears, Roebuck & Co. from December 1993 to August
                                    1995.

Joseph L. Castle, II*               Chairman of the Board of Directors for the period March 21, 1996 through
                                    January 30, 1997.  Mr. Castle has served as Chairman of the Board of Castle
                                    Energy Corporation ("CEC") since December 1993.  He has also served as
                                    President, Chief Executive Officer and a Director of CEC since December
                                    1985 and was President and Chairman of the Board of Directors of its
                                    predecessor (which merged with a subsidiary of CEC in December 1985) from
                                    February 1981 through December 1985.  He is also a Director of Comcast
                                    Corporation.

Charles T. Hopkins*                 Mr. Hopkins was associated with KPMG LLP, a public accounting firm, from
                                    1966 until his retirement in March 1999.  During his term at KPMG, Mr.
                                    Hopkins served as an audit partner and a Securities and Exchange Commission reviewing partner.  From 1993 until 1998, he served as the Managing Partner of KPMG's Philadelphia business unit.  Mr. Hopkins is a Director of the
                                    Pennsylvania Economy League.

Pamela S. Lewis*                    Professor of Management and Dean of the Bennett S. LeBow College of
                                    Business at Drexel University since June 1997.  From 1987 to 1997, Dr. Lewis served as Chairman of the Department of Management at the University of
                                    Central Florida.  Dr. Lewis is a Director of C & D Technologies, Inc.,
                                    Transitional Work, Inc. and the Pennsylvania Economy League.

Marjorie Margolies-Mezvinsky*       Chair of the Women's Campaign International since March 1998.  Ms.
                                    Margolies-Mezvinsky has also served as President of the Women's Campaign
                                    Fund and the Women's Campaign Research Fund from March 1996 to
                                    February 1998.  In 1995 she served as Director of the United States Delegation to the United Nations Fourth World Conference on Women.  From 1992 to
                                    1994, she served as the United States representative from Pennsylvania's 13th
                                    Congressional District in the 103rd Congressional Session.  From 1971 to
                                    1991, Ms. Margolies-Mezvinsky was a television journalist with NBC and its owned and operated stations in both New York and Washington, D.C.





                                       I-1


Kenneth S. Olshan*                  Member of the Board of Directors of Footstar, Inc. and Saatchi & Saatchi PLC.
                                    Mr. Olshan served as Chairman and Chief Executive Officer of Wells Rich Greene
                                    BDDP from 1990 until 1995. He also served as Chairman of Wells Rich Greene
                                    Advertising from 1982 to 1990 when the agency was acquired by BDDP, a
                                    Paris-based global communications group.

Alan Rosskamm*                      Chairman of the Board of Directors, President and Chief Executive Officer of
                                    Jo-Ann Stores, Inc. (formerly Fabri-Centers of America, Inc.).

Marvin L. Slomowitz*                Chief Executive Officer, President and Chairman of the Board of Directors of
                                    Mark Development Company, a shopping center developer.  Mr. Slomowitz also served as Chairman of the Board, President and Chief Executive Officer
                                    of Mark Centers Trust (the "Trust"), which is the general partner of Mark
                                    Centers Limited Partnership (the "Partnership"), from June 1993 until August
                                    1998 when the Trust and Partnership combined their real estate interests with the real estate interests of certain other entities and changed their names to
                                    Acadia Realty Trust and Acadia Realty Limited Partnership, respectively.  Mr.
                                    Slomowitz has continued as a member of the Board of Trustees of Acadia
                                    Realty Trust, which is principally engaged in the development of shopping centers.

Anthony A. DeSabato                 Executive Vice President and Corporate Director of Human Resources.

Carmen Monaco                       Vice President - Marketing since May 1997.  Prior to that, Mr. Monaco served as Vice President - Marketing/Advertising at Goody's Family Clothing Inc.
                                    from August 1992 to May 1997.

Eric M. Specter                     Executive Vice President - Chief Financial Officer since January 1997.  Mr.
                                    Specter has also served as Treasurer since February 1998.  Prior to that he served as Vice President - Chief Financial Officer from December 1995 to
                                    January 1997.  Prior to that, he served as Vice President - Corporate
                                    Controller.  Mr. Specter is a Director of the Pennsylvania Economy League.

Colin D. Stern                      Executive Vice President and General Counsel.  Mr. Stern has also served as
                                    Secretary since February 1998.

John J. Sullivan                    Vice President - Corporate Controller since October 1998. Prior to that, Mr.
                                    Sullivan served as Senior Vice President and Chief Financial Officer of National
                                    Media Corp. from January 1998 to October 1998 and from September 1991 to April
                                    1995, and as Senior Vice President of Administration from April 1995 to January
                                    1998.

Elizabeth Williams                  Executive Vice President - Merchandising since October 1995. Prior to that, Ms.
                                    Williams served as Divisional Vice President - Misses Sportswear and Special
                                    Sizes at Sears, Roebuck & Co. from February 1994 to October 1995 and as
                                    Divisional Merchandise Manager from August 1990 to February 1994.

Erna Zint                           Executive Vice President - Sourcing since January 1996. Prior to that, Ms. Zint served as Corporate Vice President - Southeast Asia Operations for Leslie Fay
                                    Companies, Inc. from December 1990 to December 1995.

      2. Directors and Executive Officers of Purchaser. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is 450 Winks Lane, Bensalem, PA 19020. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. All directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name and Business Address           Present Principal Occupation or Employment and Five-Year Employment History
-------------------------           ---------------------------------------------------------------------------

Eric M. Specter*                    President of Purchaser since the company was founded. Mr. Specter has been
                                    Executive Vice President - Chief Financial Officer of Parent since January 1997.
                                    He has also served as Treasurer of Parent since February 1998. Prior to that he served as Vice President - Chief Financial Officer of Parent from December 1995 to January 1997. Prior to that, he served as Vice President Corporate Controller of Parent. Mr. Specter is a Director of the Pennsylvania Economy League.

Colin D. Stern*                     Vice President and Secretary of Purchaser since the company was founded.
                                    Mr. Stern is the Executive Vice President and General Counsel of Parent.  He
                                    has also served as Secretary of Parent since February 1998.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

               By Mail:                        By Overnight Delivery:                        By Hand:
             P.O. Box 3301                       85 Challenger Road                  120 Broadway, 13th Floor
      South Hackensack, NJ 07606                  Mail Drop-Reorg                       New York, NY 10271
    Attn: Reorganization Department          Ridgefield Park, NJ 07660           Attn: Reorganization Department
                                          Attn: Reorganization Department
                                             By Facsimile Transmission
                                         (for Eligible Institutions only):
                                                   (201) 296-4293

                                               Confirm By Telephone:
                                                   (201) 296-4860

     Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.


                     The Information Agent for the Offer is:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.
                                 17 State Street
                            New York, New York 10004
                Bankers and Brokers Call Collect: (212) 440-9800
                         Call Toll-Free: (800) 223-2064




                      The Dealer Manager for the Offer is:

                             LAZARD FRERES & CO. LLC
                              30 Rockefeller Plaza
                            New York, New York 10020
                                 (212) 632-6717